                                 EXHIBIT 99.3

                      Press Release issued by Registrant,
                      dated July 18, 1996

                                                                    EXHIBIT 99.3


FOR IMMEDIATE RELEASE


                  CHINA RESOURCES DEVELOPMENT, INC., CONCLUDES
                       "REGULATION S" OFFSHORE PLACEMENT


HONG KONG - July 18, 1996 - CHINA RESOURCES DEVELOPMENT, INC. (NASDAQ:CHRB), a Nevada corporation with operations in the People's Republic of China ("PRC"), announced today that it has raised gross proceeds of approximately $4,000,000.00 through a private placement of shares of its Series B Convertible Preferred stock, which concluded Monday, July 8, 1996. The offering was conducted outside of the United States, in reliance on the registration exemption provided by Regulation S, promulgated under the U.S. Securities Act of 1933, as amended (the "Act"). CHRB's Series B Convertible Preferred stock is convertible into common stock pursuant to a formula that is based upon the market value of CHRB's common stock, which formula is set forth in the Form 8-K Current Report filed this date with the U.S. Securities and Exchange Commission. CHRB plans to use the additional capital to finance the expansion of its rubber distribution operations in the PRC, to repay short term debt and to provide working capital for distribution and other operations.

The shares of Series B Convertible Preferred stock have not been and will not be registered under the Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

CHRB, through a wholly-owned subsidiary, is the owner of fifty-six percent (56%) of the outstanding capital stock of Hainan Agricultural Resources Company Limited ("HARC"), a company organized in the PRC. Thirty-nine percent (39%) of the outstanding capital stock of HARC is owned by the Hainan State Farming Bureau (the "Farming Bureau"), a division of the Ministry of Agriculture of the PRC which controls approximately 90 rubber farms on the Island of Hainan in the PRC, and five percent (5%) is owned by Guilinyang State Farm, which is owned and controlled by the Farming Bureau.

Wholly owned subsidiaries of HARC purchase natural rubber produced by the farms controlled by the Farming Bureau and market and distribute such rubber to customers throughout the PRC, such as tire manufacturers, rubber processing plants, and import and export companies. In addition, these subsidiaries are engaged in procurement activities with respect to many types of production materials, such as building materials, automobiles and automobile parts, farm equipment, fuel and chemicals, for the Farming Bureau and its affiliated farms, as well as for other customers unaffiliated with the Farming Bureau.


CONTACT:         Corporate Relations Group
                 Jim Spratt, 800-444-4980
                 or
                 China Resources Development, Inc., Hong Kong
                 I.P. Zhang, 011-852-2537-6689


                                     # # #





                                       8